Exhibit 10.2 – Material Contracts

EMPLOYMENT AGREEMENT

AGREEMENT MADE this 1st day of October 2018, between PISMO COAST VILLAGE, INC., a California corporation, having its principal place of business at 165 South Dolliver, Pismo Beach, California, hereinafter referred to as "EMPLOYER" and Jay N. Jamison, 17105 Oak Road, Atascadero, CA 93422, hereinafter referred to as "EMPLOYEE.”

1.         TERM OF EMPLOYMENT:  The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer for a period of five (5) years beginning on the 1st day of October 2018, and ending on the 30th day of September 2023, with a renewable option for an additional five year period, unless earlier terminated as hereinafter provided.

2.         DUTIES OF EMPLOYEE:  The Employee is hereby hired as Chief Executive Officer & General Manager of PISMO COAST VILLAGE, INC., located at 165 South Dolliver, Pismo Beach, California, and at such other place or places as may be directed by the Employer. The Employee will be responsible for the orderly daily operation of the business, properties and staff of PISMO COAST VILLAGE, INC., and will report directly to the President. In addition, he will implement proper methods of operation, i.e., policies, advertising, cost and cash flow control, money management, record keeping and adherence to budget levels, as designated by the Board of Directors. Notwithstanding the foregoing or any other provision of this Agreement, Employee shall not, without the specific direction of the President, do or contract for any of the following:

a.         Borrow any amount or sum of money on behalf of the Employer without authorization from the Board of Directors.

b.         Make expenditures or purchase capital equipment in excess of the amount budgeted by the Board of Directors.

c.         Sell any single capital asset of the Employer having a market value in excess of FIVE Thousand Dollars ($5000) or a total of capital assets during a fiscal year having a market value in excess of Ten Thousand Dollars ($10,000).

d.         Hire any employee for a term in excess of one (1) year, or offer any written employment contracts except as approved by the Board of Directors. The duties of the Employee may be changed from time to time by mutual consent of the Employer and the Employee without resulting in recision of this Agreement.

e.         File any legal claim on behalf of the Corporation without approval of the Board of Directors.

3.         COMPENSATION OF EMPLOYEE:  As compensation for services rendered under this Agreement, the Employee shall be entitled to receive from the Employer a salary of One Hundred Ninety-Six Thousand Dollars ($196,000) per year payable in equal semimonthly installments of Eight Thousand One Hundred Sixty-Six Dollars and Sixty-Six Cents ($8,166.66). An incentive bonus shall be paid at the direction and convenience of the Board of Directors based on year end fiscal performance each year. The Executive Committee shall meet at least thirty (30) days prior to that time with the Employee to determine how well he has met his goals for each contract fiscal year.

4.         MEDICAL/DISABILITY INSURANCE:  The Employer agrees to include the Employee and Employee’s spouse, in the hospital, surgical, medical and any other plan which has been adopted by the Employer, or may hereinafter be modified or adopted by the Board of Directors. If the Employee and Employee’s spouse are receiving Medicare, then the Medicare premiums and supplemental premiums will be paid for by the Corporation. Employer contributions to any other plan, adopted by the Board of Directors, may be established from time to time.

5.         BUSINESS EXPENSES:  Employer shall reimburse Employee for approved business expenses incurred by the Employee for promoting the business of the Employer, including expenditures for entertainment and travel for which he is to be reimbursed by the Employer with a limit of $500 per month. The Employee agrees that he will furnish to the Employer adequate records and other documentary evidence including those required by all federal and state statutes and regulations issued by the appropriate taxing authorities. All such expenses must be approved by the President or V. P. - Finance/Chief Financial Officer of the Corporation.

6.         TERM LIFE-INSURANCE:  A $500,000 ten-year life insurance policy will be provided to the Employee, with the premiums being paid by the employer during employment and for one year after retirement.

7.         EDUCATION EXPENSES:  The Employer agrees to cover the costs for the General Manager to continue his education to benefit the Corporation.

8.         VACATION TIME:  The Employee shall be entitled during each year of his employment, pursuant to this Agreement, to an annual vacation leave of SIX (6) weeks at full salary. No more than THREE (3) weeks may be taken consecutively and no more than TWO (2) week may be taken during summer prime time.

9.         TERMINATION:  Employment pursuant to this Agreement shall terminate immediately on the occurrence of any of the following events:

a.         The occurrence of circumstances that makes it impossible or makes it impractical for the business of the Employer to be continued.

b.         The breach of duty by the Employee in the course of his employment, unless waived by the Employer.

c.         The neglect by the Employee in the course of his employment duties, unless waived by the Employer.

d.         The incapacity of the Employee to perform his duties, unless waived by the Employer.

e.         The death of the Employee.

Unless terminated for one or more of the above causes, Employee shall be entitled to the full compensation as agreed under terms of this Agreement of twelve (12) months.  Otherwise, the Employee shall be entitled to the compensation earned prior to the date of actual termination computed pro rata up to and including the termination date.

10.       NOTICES:  Any notices to be given hereunder by either party to the other may be effected in writing and delivered by certified mail or delivered in person.

11.       CONTAINMENT OF ENTIRE AGREEMENT HEREIN:  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto and any modification of this Agreement will be effective only if it is in writing, signed and dated by the party to be charged.

12.       PARTIAL INVALIDITY:  If any provision of the Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall continue in full force without being impaired or invalidated in any way.

13.       INDEMNIFICATION:  PISMO COAST VILLAGE, INC., agrees to cause Employee to be included as an assured on its liability insurance coverage in force and from time to time Employee shall survey such policies and make recommended changes herein.

EXECUTED at Pismo Beach, California on the day and year first above written.

Employee:		Employer
PISMO COAST VILLAGE, INC.
a California Corporation

/s/	JAY N. JAMISON	By: /s/	TERRIS HUGHES
	Jay N. Jamison		Terris Hughes, President

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